EXHIBIT 99

June 5, 2013

JOSEPH IANNIELLO NAMED CHIEF OPERATING OFFICER OF CBS CORPORATION

Joseph Ianniello has been named Chief Operating Officer of CBS Corporation (NYSE: CBS.A and CBS), it was announced today by Leslie Moonves, the Company’s President and Chief Executive Officer.  In this new role, Ianniello will continue to oversee all financial operations and work closely with Moonves and senior management to maximize the monetization of the Company content, including oversight of negotiations for digital streaming, retransmission consent fees and reverse compensation from affiliates. In this five-year agreement, he will continue to report to Moonves and be based in both New York and Los Angeles.

“Joe’s role in CBS’s success these past several years has been extraordinary,” said Moonves. “He’s been a game-changing CFO, but he’s also so much more than that. He is a tough negotiator, a great manager, and someone who brings energy, passion and a great sense of teamwork to anything he does. He is also someone who has developed incredible trust and admiration on Wall Street, with our shareholders, our board of directors and my superb senior management team, of which he is an integral part. I am proud to promote Joe to this new position, which not only recognizes the many contributions he has already made, but sets him up for all the great work yet to be done.”

Ianniello was named Chief Financial Officer of CBS Corporation in 2009. Before that, he served as Deputy Chief Financial Officer, where he was responsible for the Company’s financial strategy across its operations, in addition to worldwide treasury, tax, information systems and technology, corporate development – including mergers and acquisitions – and risk management.  Prior to that, Ianniello served as Senior Vice President, Chief Development Officer and Treasurer.

(More)

CBS Corporation...2

Before the separation of CBS and Viacom Inc., Ianniello held several key roles at Viacom, including Senior Vice President and Treasurer (2005) and Vice President of Corporate Development (2000-2005), where he was integrally involved in identifying and assessing potential mergers and acquisitions for the company.

Ianniello is a graduate of Pace University (Bachelors of Business Administration) and Columbia University (Masters of Business Administration).  He also serves on the board of the charitable organization New Alternatives for Children.  He is married with two children.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand – “the Eye” – one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, outdoor advertising, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Showtime Networks, CBS Sports Network, TVGN (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio, CBS Outdoor, CBS Television Studios, CBS Global Distribution Group (CBS Studios International and CBS Television Distribution), CBS Interactive, CBS Consumer Products, CBS Home Entertainment, CBS Films and CBS EcoMedia. For more information, go to www.cbscorporation.com.

*   *   *

Press Contact:           Dana McClintock     (212) 975-1077       dlmcclintock@cbs.com